SHARE ISSUANCE AGREEMENT
THIS SHARE ISSUANCE AGREEMENT (this “Share Issuance Agreement”) is made and entered into as of February 3, 2014 by and between (i) W. R. Grace & Co., a Delaware corporation (together with any successor thereto pursuant to the terms and conditions of Section 12, “Parent” or the “Obligor”), (ii) WRG Asbestos PD Trust acting on behalf of the Holders of the US ZAI PD Claims and the Holders of Asbestos PD Claims (in such capacity the ‘‘Trust (PD/ZAI)”), a Delaware statutory trust established pursuant to §524(g) of the Bankruptcy Code in accordance with the Plan of Reorganization (as hereinafter defined), (iii) WRG Asbestos PI Trust (the ‘‘Trust (PI)” and collectively with the Trust (PD/ZAI), the “Trusts” and each a “Trust”), a Delaware statutory trust established pursuant to §524(g) of the Bankruptcy Code in accordance with the Plan of Reorganization, and (iv) the Trust (PI), as the initial representative for the Trusts pursuant to the terms of the Intercreditor Agreement (in such capacity, and together with its permitted successors pursuant to Section 2 of the Intercreditor Agreement, the ‘‘Trusts’ Representative”). Unless otherwise defined herein or the context otherwise requires, all capitalized terms used herein and defined in the Plan of Reorganization shall be used herein as therein defined.
W I T N E S S E T H:
NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1.For purposes of this Share Issuance Agreement, the following terms shall have the meanings set forth below:
“Common Stock” means the common stock of the Obligor, par value $0.01 per share, and the common stock of any successor corporation thereto pursuant to the terms and conditions of Section 12 or any similar equity ownership interest in any other successor Entity thereto pursuant to the terms and conditions of Section 12.
“Control” means, as to any Entity, the power to direct the management and policies of such Entity directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.
“Controlled Affiliate” means, as to any Entity (the “Controlling Entity”), any Affiliate that is Controlled by such Controlling Entity.
“Deferred Payment” means each of (i) the Deferred Payments (PI) under the Deferred Payment Agreement (PI), (ii) the Deferred Payments (PD) under the Deferred Payment Agreement (PD) and (iii) the Deferred Payments (ZAI) under the Deferred Payment Agreement (ZAI).
“Deferred Payment Agreement” means any of the following agreements, each dated as of the date hereof: (i) the Deferred Payment Agreement between Grace and the Trust (PI), (ii) the Deferred Payment Agreement (Class 7(a) PD) between Grace and the Trust (PD/ZAI) and (iii) the Deferred Payment Agreement (Class 7(b) ZAI) between Grace and the Trust (PD/ZAI).
“Deferred Payment Documents” means, collectively, the Deferred Payment Documents (PD), the Deferred Payment Documents (PI) and the Deferred Payment Documents (ZAI), each as defined in the respective Deferred Payment Agreements.
“Demand for Issuance of the Section 524(g) Shares” means a written notice by the Trusts’ Representative delivered to the Obligor in accordance with Section 2 of this Share Issuance Agreement stating that an Event of Default has occurred and is continuing and demanding issuance, transfer and delivery to the Trusts’ Representative, on behalf of the Trusts, of the Section 524(g) Shares.
“Equity Interest” means shares of capital, stock or equity, equity securities or ownership interests in any Entity or any rights (including any (x) options, warrants or other rights to purchase or acquire any such stock, equity or interests (whether or not at the time exercisable), or (y) securities by their terms convertible into or exchangeable for any such stock, equity or interests (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities.
“Event of Default” means any Event of Default as defined in Section 8 of any Deferred Payment Agreement.
“Fair Market Value” means, with respect to each share of Common Stock:
(i)     If traded on the NYSE, NASDAQ or another stock exchange, the average sale price (as of the close of business of each relevant trading date) of the Common Stock on the NYSE, NASDAQ or such other exchange for the 30 trading days immediately prior to the date for which the value is to be determined (or if no sale took place on such trading date, the average of the closing bid and ask prices of the Common Stock on such trading date);
(ii)     If traded over-the-counter other than on NASDAQ, the average of the closing bid and ask prices (as of the close of business of each relevant trading date) of the Common Stock for the 30 trading days immediately prior to the date for which the value is to be determined; and
(iii)     If there is no public market for the Common Stock, the fair market value of the Common Stock as of the day immediately prior to the date for which the value is to be determined, as determined by a reputable investment bank or valuation firm selected jointly by the Obligor and the Trusts’ Representative (the “Independent Appraiser”). The Obligor and the Trusts’ Representative shall instruct the Independent Appraiser to render its decision within thirty days of its acceptance of its selection. The fees and expenses of the Independent Appraiser shall be borne by the Obligor.
“Governing Documents” means, as to any Entity, its articles or certificate of incorporation and by-laws, its partnership agreement, its certificate of formation and operating agreement and/or the organizational or governing documents of such Entity.
“Governmental Authority” means the government of the United States of America or any other country, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, a government (including any supra-national bodies such as the European Union or the European Central Bank).
“Intercreditor Agreement” means the Intercreditor Agreement dated as of even date herewith among the Trust (PI), the Trust (PD/ZAI), and the Trust (PI), in its capacity as representative of the Trusts, upon the terms and conditions set forth in such Intercreditor Agreement.
“Laws” means, collectively, all applicable international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances and codes, including the binding interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof.
“Lien” means any encumbrance, mortgage, pledge, hypothecation, charge or security interest of any kind.
“NASDAQ” shall mean The NASDAQ Stock Market (including any of its subdivisions such as the NASDAQ Global Select Market) or any successor market thereto.
‘‘NYSE” shall mean The New York Stock Exchange or any successor stock exchange thereto.
“Parent Guarantee” means any of the following agreements, each dated as of the date hereof: (i) the W. R. Grace & Co. Guarantee Agreement between Parent and the Trust (PI), (ii) the W. R. Grace & Co. Guarantee Agreement (Class 7(a) PD) between Parent and the Trust (PD/ZAI) and (iii) the W. R. Grace & Co. Guarantee Agreement (Class 7(b) ZAI) between Parent and the Trust (PD/ZAI).
“Plan of Reorganization” means that certain First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of W. R. Grace & Co., et al., the Official Committee of Asbestos Personal Injury Claimants, the Asbestos PI Future Claimants’ Representative, and the Official Committee of Equity Security Holders as Modified Through December 23, 2010, as filed by Grace and certain of its affiliates in their reorganization cases under chapter 11 of the Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware, and as confirmed by order of that court dated as of January 31, 2011, together with the exhibits and schedules thereto, each as amended, supplemented or otherwise modified from time to time in accordance with its terms.
“Section 524(g) Shares” means 77,372,257 shares of Common Stock, equal to fifty and one tenth (50.1) percent of the total number of shares of Common Stock issued and outstanding as of the Effective Date (deeming, for purposes of this calculation only, the shares of Common Stock issuable under this Share Issuance Agreement as issued and outstanding as of the Effective Date), and all securities issuable in replacement of or in connection with such shares pursuant to an Adjustment Event (as defined in Section 6(b)), or otherwise in accordance with the terms and conditions of this Share Issuance Agreement.
‘‘Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including without limitation any interest, additions to tax, penalties and any similar liabilities with respect thereto.
“Transaction” means, in respect of a specified Entity, any transaction or series of transactions consisting of or effected by means of merger, consolidation, Transfer of all or substantially all assets of such Entity, business combination, share exchange, reclassification, reorganization or recapitalization.
“Transfer” and “Transferred” means any sale, assignment, transfer, pledge, grant of a security interest, lease, license or other disposition of any property or assets.
“Trusts” has the meaning set forth in the introductory paragraph of this Share Issuance Agreement.
“Trusts’ Representative” has the meaning set forth in the introductory paragraph of this Share Issuance Agreement.
All terms defined in this Share Issuance Agreement in the singular form shall have comparable meanings when used in the plural form and vice versa.
Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
All references herein to Sections shall be deemed references to Sections of this Share Issuance Agreement unless the context shall otherwise require.
Unless otherwise indicated, (i) the term “including” means “including without limitation,” except when used in the computation of time periods, and (ii) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).
For purposes of the computation of time periods, whenever this Share Issuance Agreement provides for an event to occur “within” a specified number of days of a preceding event, it shall mean that the latter event shall occur before the close of business on the last of the specified days, and the day on which the preceding event occurs shall not be included in the computation of days elapsed. The word “from” means “from and including”, “after’’ means “after and excluding”, and ‘‘to” and “until” mean ‘‘to and including”.
Section 2.    Share Issuance Obligation. At any time upon the occurrence and during the continuance of an Event of Default, the Trusts’ Representative may (but shall not be obligated to) provide the Obligor with a Demand for Issuance of the Section 524(g) Shares. Promptly upon the receipt by the Obligor of such Demand for Issuance of the Section 524(g) Shares, the Obligor shall issue the Section 524(g) Shares in consideration of a reduction (on a pro rata basis based upon the then outstanding Deferred Payments) of the amount of Deferred Payments as defined in each of the Deferred Payment Agreements, and shall transfer and deliver to the Trusts’ Representative such Section 524(g) Shares by issuing, transferring and delivering to the Trusts’ Representative one duly issued stock certificate registered in the name of the Trusts’ Representative representing the Section 524(g) Shares or, if the shares of Common Stock of the Obligor are at the time of the issuance hereunder permitted to be uncertificated and the Trusts’ Representative so requests, the Obligor shall cause the Section 524(g) Shares to be credited to the name and account of the Trusts’ Representative on the stock transfer books and records of the Obligor as maintained by the Obligor or its transfer agent.
Section 3.    Deferred Payment Obligations. (a) The obligation to issue the Section 524(g) Shares shall secure and serve as support and credit enhancement for the prompt and complete payment when due (whether by acceleration or otherwise) of each Deferred Payment (including interest thereon, if any) to the Trusts under and pursuant to the Deferred Payment Agreements, each as the same may from time to time be amended, modified, supplemented, extended, renewed, deferred, refinanced, replaced, refunded or restated, in whole or in part, in accordance with the terms and conditions thereof, by operation of Law or otherwise, in each case, with the consent of Parent and the applicable Trust (collectively, the “Deferred Payment Obligations”).
(b)    To the extent that the Trusts’ Representative exercises its rights on behalf of the Trust (PI) under this Share Issuance Agreement and the Section 524(g) Shares are issued and delivered to it on behalf of the Trusts, the amount of the remaining Deferred Payments shall be reduced by the Fair Market Value of the Section 524(g) Shares allocated to the Trusts in the manner set forth in Section 4 of the Intercreditor Agreement (as such Section 4 of the Intercreditor Agreement, together with any defined terms used (directly or indirectly) in such Section 4 are in effect as of the date hereof, or as amended or modified from time to time with the consent (not to be unreasonably withheld) of Grace and Parent Guarantor after the date hereof.
Section 4.    Representations and Warranties. The Obligor hereby represents and warrants to each of the Trusts and to the Trusts’ Representative that, as of the Effective Date and as of the time of issuance of the Section 524(g) Shares, the following are true and correct:
(a)    The issuance of the Section 524(g) Shares has been duly and validly authorized as of the Effective Date and as of the time of such issuance.
(b)    As of the Effective Date, the number of Section 524(g) Shares is equal to fifty and one tenth (50.1) percent of the total number shares of Common Stock issued and outstanding as of the Effective Date (after giving effect to any issuance of shares of Common Stock on the Effective Date).
(c)    The rights granted hereunder to the Trusts’ Representative for the benefit of each Trust to be issued the Section 524(g) Shares do not and will not conflict in any material respect with the rights granted to other holders of the Obligor’s securities under any other agreements.
(d)    As of the Effective Date, the Obligor’s Board of Directors has approved this Share Issuance Agreement and the transactions contemplated hereby, including the issuance, upon the terms and subject to the conditions set forth in this Share Issuance Agreement, of the Section 524(g) Shares to the Trusts’ Representative for the benefit of each Trust, and has taken all actions within its control to ensure that such issuance shall not be subject to the provisions or restrictions of Section 203 of Delaware General Corporation Law or any other business combination, interested stockholder, fair price, control share acquisition, or other Law regulating mergers, acquisitions, change of control transactions, voting rights or share acquisitions which is in effect as of the Effective Date and applicable to such issuance.
Section 5.    Covenants. The Obligor hereby covenants and agrees, with respect to each Deferred Payment Agreement until such time as the corresponding Deferred Payment Obligations thereunder have been paid in full, as follows:
(a)    Upon issuance (if any) of the Section 524(g) Shares pursuant to a Demand for Issuance of Section 524(g) Shares, and assuming compliance by each of the Trusts and the Trusts’ Representative with its obligations under the Plan of Reorganization, the Confirmation Order and Section 2 of this Share Issuance Agreement, the Section 524(g) Shares shall be duly authorized, duly and validly issued, fully paid and non-assessable, and free and clear of any Liens and any preemptive or similar rights. In addition, to the extent permitted by applicable Law and listing requirements and regulations of any Governmental Authority and/or relevant securities exchanges, concurrently with the issuance of Section 524(g) Shares, such shares shall be listed for trading on the NYSE (or any successor thereto) and all other securities exchanges upon which the Common Stock is listed or traded.
(b)    The Obligor shall reserve and keep available, free from preemptive or similar rights (other than rights created pursuant to this Share Issuance Agreement, the other Deferred Payment Documents or the Plan of Reorganization), for issuance shares of Common Stock in an amount at least equal to the Section 524(g) Shares. The Obligor shall promptly pay all Taxes, expenses and charges attributable to the issuance or delivery of the Section 524(g) Shares, but any Taxes, expenses or charges in connection with the issuance of such shares in any name other than that of the Trusts’ Representative shall be paid by the Trusts’ Representative on behalf of the Trusts.
(c)    Neither the Obligor nor Grace shall create (other than pursuant to this Share Issuance Agreement, the other Deferred Payment Documents or the Plan of Reorganization) any Liens or any preemptive or similar rights on the Section 524(g) Shares.
(d)    The Obligor shall take, or cause to be taken, all actions necessary to (i) comply with all applicable requirements of any material Law which may be imposed on the Obligor or any of its Controlled Affiliates with respect to the issuance of the Section 524(g) Shares to the Trusts’ Representative; (ii) obtain any material consent, authorization, order or approval of, or any exemption by or from, and shall register or qualify with or provide any notice to, any Governmental Authority or Entity which is required or necessary pursuant to any material Law to be obtained, performed or made by the Obligor or any of its Controlled Affiliates in order to consummate the issuance of the Section 524(g) Shares to the Trusts’ Representative on behalf of the Trusts; (iii) to the extent within the control of the Obligor and its Controlled Affiliates (through its or their boards of directors, stockholders, other governing bodies, managements or otherwise), cause the issuance of the Section 524(g) Shares to the Trusts’ Representative on behalf of the Trusts not to be subject to and/or not to trigger, as the case may be, any (A) “poison pill,” shareholder or stockholder rights plan, other anti-takeover or takeover defense provision contained in the Governing Documents of the Obligor or its Controlled Affiliates, (B) change of control or severance or “golden parachute” agreement, plan or provision of or to which the Obligor or any of its Controlled Affiliates is a party, (C) business combination, interested stockholder, fair price, control share acquisition, or other Law regulating mergers, acquisitions, change of control transactions, voting rights or share acquisitions, and (iv) to the extent within the control of the Obligor and its Controlled Affiliates (through its or their boards of directors, stockholders, other governing bodies, managements or otherwise), cause the Trusts’ Representative (acting for the benefit of each of the Trusts) ownership or voting rights with respect to the Section 524(g) Shares not to be limited, qualified, diluted or restricted by any plan, provision, agreement or Law referred to in clauses (iii)(A) through (iii)(C).
(e)    The Obligor shall not enter into any agreement with respect to its securities which conflicts with the rights granted to the Trusts’ Representative for the benefit of the Trusts pursuant to this Share Issuance Agreement or the provisions hereof. The Obligor will not, by amendment of its Governing Documents or through any Transaction or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Obligor.
(f)    Concurrently with the issuance of Section 524(g) Shares, the Obligor shall deliver to the Trusts’ Representative an opinion of the Obligor’s outside counsel on such customary and appropriate matters concerning due authorization, receipt of approvals, issuance and compliance with the securities laws as the Trusts’ Representative may reasonably request.
Section 6.    Adjustment Events. (a) If at any time after the date hereof the Obligor shall (a) issue a stock dividend in respect of shares of Common Stock, (b) effect a stock split or reverse stock split in respect of shares of Common Stock, (c) otherwise subdivide or combine shares of Common Stock and/or (d) amend its Governing Documents, or otherwise change or recapitalize its capital structure, in any manner that results in one share of Common Stock being converted into more or less than one share of Common Stock (each a “Mechanical Adjustment Event”), the number of Section 524(g) Shares issuable under this Share Issuance Agreement shall automatically be adjusted such that, upon issuance (if any), the Trusts’ Representative shall be entitled to receive a number of Section 524(g) Shares equal to (a) in the case of a stock dividend, the sum of (i) the number of Section 524(g) Shares the Trusts’ Representative would have been entitled to receive if the Section 524(g) Shares had been issued immediately prior to the consummation of such Mechanical Adjustment Event (the “Pre-Adjustment Number”) plus (ii) the product obtained by multiplying (x) the Pre-Adjustment Number by (y) the number of shares of Common Stock to be issued as a stock dividend in respect of each outstanding share of Common Stock and (b) in the case of any other Mechanical Adjustment Event, the product obtained by multiplying (i) the Pre-Adjustment Number by (ii) the number of shares of Common Stock into which each share of Common Stock shall be converted in such Mechanical Adjustment Event.
(b)    In addition, if at any time after the date hereof the Obligor shall issue or sell any shares of Common Stock, other than Excluded Stock, or any rights (including any (x) options (other than Excluded Options), warrants or other rights to purchase or acquire Common Stock, other than Excluded Stock (whether or not at the time exercisable), or (y) securities by their terms convertible into or exchangeable for Common Stock, other than Excluded Stock (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities), for no consideration or for a consideration per share that is less than the Fair Market Value of the Common Stock (a “Dilution Adjustment Event’’ and collectively with Mechanical Adjustment Events, “Adjustment Events”), the number of Section 524(g) Shares issuable under this Share Issuance Agreement shall automatically be adjusted such that, upon issuance (if any), the Trusts’ Representative shall receive the greater of (i) a number of Section 524(g) Shares having a Fair Market Value equal to the number of Section 524(g) Shares the Trust would have received had the Dilution Adjustment Event not occurred or (ii) a number of Section 524(g) Shares equal to the percentage of the total number of issued and outstanding shares of Common Stock the Trusts’ Representative, on behalf of the Trusts, would have received had the Dilution Adjustment Event not occurred. For purposes of this Section 6(b), (i) “Excluded Stock” means shares of Common Stock issued and sold in a registered firm commitment underwritten public offering pursuant to a registration statement declared effective in accordance with the Securities Act of 1933, as amended, or any successor statute thereto, (ii) “Excluded Options” means options to purchase shares of Common Stock issued to directors, officers, employees and consultants of Obligor or any of its Controlled Affiliates (x) pursuant to an option plan or arrangement approved by either the stockholders of Obligor or the Bankruptcy Court before which the chapter 11 proceedings of Obligor and certain of its affiliates were heard and (y) with an exercise price equal to the average of the high and low trading prices of Common Stock on the NYSE (or if the Common Stock is not traded on the NYSE, on the principal stock exchange on which it trades) on the date of grant of the option and (iii) Fair Market Value shall be determined as the of the last trading date immediately prior to the date of consummation of the issuance or sale constituting the Dilution Adjustment Event.
(c)    For the avoidance of doubt, and notwithstanding anything to the contrary in Section 6(a) or 6(b), in no event shall any issuance of any shares of Common Stock or other equity securities of the Obligor in any circumstance other than as specified in such immediately preceding two Sections constitute or result in an Adjustment Event, including (i) any sale or other issuance of Common Stock or other equity securities other than pursuant to a Dilution Adjustment Event, (ii) in connection with any purchase or other acquisition by the Obligor of, and/or as consideration for, the equity or debt securities or assets of any other Entity or (iii) in connection with any merger or consolidation of the Obligor or any of its subsidiaries with or into any other Entity.
Section 7.    Registration Rights. Prior to or concurrently with the issuance of the Section 524(g) Shares, the Obligor shall (i) file a registration statement on the appropriate form to register the Section 524(g) Shares under the Securities Act of 1933 and shall use its reasonable best efforts to have such registration statement declared effective on or as soon as practicable following the date of issuance and (ii) make all necessary filings under and/or obtain all necessary exemptions pursuant to· all other applicable United States and all state and foreign securities or blue sky Laws. In connection with the filing of any such registration statement and the sale of the Section 524(g) Shares pursuant thereto, the Trusts’ Representative shall pay for and bear on behalf of the Trusts (and be reimbursed by the Trusts pursuant to Section 8(b) of the Intercreditor Agreement) all (i) registration, filing and stock exchange listing fees, and reasonable fees and disbursements of printers and accountants for the Obligor; (ii) all legal fees and disbursements and other expenses of the Obligor complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified; and (iii) the reasonable fees and expenses of one counsel for the Obligor in connection therewith.
Section 8.    Waiver of Demand, etc. The Obligor hereby waives demand, payment, notice of dishonor or protest and all other notices of any kind in connection with the Deferred Payment Obligations except the Demand for Issuance of the Section 524(g) Shares and any other notices required by law or by this Share Issuance Agreement or any other agreement between the Obligor and the Trusts’ Representative or either Trust.
Section 9.    Expenses. The Obligor shall reimburse the Trusts’ Representative promptly upon demand for all documented out-of-pocket costs and expenses, including all attorney’s fees and expenses of legal counsel, arising out of or incurred by the Trusts’ Representative in connection with the enforcement of any rights or actions of the Trusts’ Representative under this Share Issuance Agreement, but only to the extent that the Trusts’ Representative succeeds in enforcing this Share Issuance Agreement.
Section 10.    Modification. No provision of this Share Issuance Agreement may be amended, supplemented or modified except by a written instrument executed by each of the Trusts’ Representative, the Trusts, Parent and Grace. The Trusts’ Representative and the Trusts agree not to amend, supplement or modify Section 2(f) and Section 12 of the Intercreditor Agreement, including any defined terms used therein or underlying defined terms, without the prior written consent of Parent and any amendment in breach of this Section 10 shall be null and void and have no force or effect.
Section 11.    Notices. Except as otherwise expressly provided herein, all notices and other communications made or required to be given pursuant to this Share Issuance Agreement shall be made in accordance with the provisions of Section 18 of the Deferred Payment Agreements.
Section 12.    Assignment.
(a)    This Share Issuance Agreement shall be binding upon the Obligor and upon the successors and permitted assigns of the Obligor and shall inure to the benefit of the Trusts’ Representative and the Trusts. The successors and assigns of the Obligor shall include their respective receivers, trustees or debtors-in-possession.
(b)    Neither the Trusts’ Representative nor any of the Trusts may Transfer this Share Issuance Agreement or any of its rights, interests, duties, liabilities or obligations under this Share Issuance Agreement without the prior written consent of the Obligor.
(c)    Subject to Section 12(d) hereof, the Obligor shall not Transfer this Share Issuance Agreement or any of its rights, interests, duties, liabilities or obligations under this Share Issuance Agreement without the prior written consent of the Trusts’ Representative and the Trusts.
(d)    Subject to Section 12(e), neither Section 12(c) nor anything else in this Share Issuance Agreement shall prohibit or restrict the ability of the Obligor to undertake any Transaction; provided that, unless the Trusts’ Representative otherwise consents in writing, (i) such Transaction shall not violate Section 6(b) of any Deferred Payment Agreement or Section 7(b) of any Parent Guarantee; (ii) no Event of Default and, no event which, with the giving of notice or the passage of time, would constitute an Event of Default, exists at the time of, or would exist immediately following, the consummation of such Transaction; (iii) such Transaction shall not conflict with, or result in a breach of, any of the provisions of, or constitute a default under, the Governing Documents of the Obligor or the surviving or succeeding Entity that results from such Transaction; and (iv) at least ten (10) business days prior to consummation of such Transaction, the Obligor shall, subject to reasonable confidentiality arrangements between the Trusts’ Representative and the Obligor, deliver to the Trusts’ Representative written notice of its intention to consummate such Transaction.
(e)    If the surviving or succeeding Entity as a result of any such Transaction is not the Obligor, then prior to, or concurrently with, the consummation of any such Transaction, the surviving or succeeding Entity shall, by written instrument substantially in the form of Exhibit A, expressly assume the rights and obligations of the Obligor hereunder (it being expressly acknowledged and agreed by the Obligor, the Trusts and the Trusts’ Representative that such written instrument shall, and shall expressly provide that it shall, be binding upon, and inure to the benefit of, the Trusts, the Trusts’ Representative, the Obligor and such surviving or succeeding Entity whether or not the Trusts’ Representative shall have executed such written instrument); provided, however, that the Obligor shall not be discharged from, and shall remain liable for, any and all of its duties, liabilities and obligations under this Share Issuance Agreement. The provisions of Section 12(d) and Section 12(e) hereof shall apply to successive events constituting a Transaction.
(f)    The Obligor shall be responsible for, and shall pay promptly upon demand all documented and direct out-of-pocket costs and expenses incurred by the Trusts’ Representative (including legal fees and expenses of one legal counsel) in connection with any Transaction proposed by the Obligor if the Trusts’ Representative challenges such Transaction in a judicial or other proceeding or otherwise as being in breach of the provisions of the Deferred Payment Documents and the Trusts’ Representative is successful in such challenge.
(g)    Any assignment or Transfer in breach of this Section 12 shall be null and void and shall not Transfer any right, interest, duty, liability or obligation in or under this Share Issuance Agreement to any Entity.
Section 13.    Authorization to Disclose Information to Trusts. The Obligor hereby authorizes the Trusts’ Representative to disclose and furnish to the Trusts any information or documentation that the Trusts’ Representative receives from the Obligor or any of its Subsidiaries or Affiliates in connection with or related to the Section 524(g) Shares, this Share Issuance Agreement and the other Deferred Payment Documents.
Section 14.    Severability. Whenever possible, each provision of this Share Issuance Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Share Issuance Agreement by any party hereto is held to be invalid, void, voidable, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such event will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, or the obligations of any other party to this Share Issuance Agreement, and this Share Issuance Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, void, voidable, illegal, unenforceable or rejected provision had never been contained herein. The parties hereto further agree to use commercially reasonable efforts to replace such invalid, void, voidable, illegal, unenforceable or rejected provision of this Share Issuance Agreement with an effective, valid and enforceable provision which will achieve, to the fullest extent possible, the economic, business and other purposes of the invalid, void, voidable, illegal, unenforceable or rejected provision.
Section 15.    Further Assurances. The Obligor at its sole cost and expense shall execute, acknowledge and deliver all such instruments and take all such action as the Trusts’ Representative from time to time may reasonably request in order to further effectuate the purposes of this Share Issuance Agreement and to carry out the terms hereof.
Section 16.    Survival of Representations and Warranties. All representations and warranties contained in this Share Issuance Agreement shall survive the execution and delivery of this Share Issuance Agreement, the Deferred Payment Agreements and the other Deferred Payment Documents.
Section 17.    Not a Security Agreement. The parties hereto acknowledge and agree that this Share Issuance Agreement does not constitute a security agreement, including without limitation a “security agreement” as defined in the Uniform Commercial Code of any relevant jurisdiction, and nothing herein or in any other Deferred Payment Document constitutes an authorization for the Trusts’ Representative or any other Entity (including any Trust) to file a financing statement under the UCC or otherwise seek to perfect a purported security interest against Grace, the Obligor or any other Entity.
Section 18.    Captions. Captions and headings in this Share Issuance Agreement are for convenience only and in no way define, limit or describe the scope or intent of the provisions hereof.
Section 19.    Termination. Upon payment in full of the Deferred Payment Obligations (other than indemnities), this Share Issuance Agreement shall automatically terminate and shall become null and void and of no further force and effect, except for such provisions expressly stated to survive such termination; provided, that, the foregoing shall not limit any claims for breach of Section 5(a) or Section 7 in connection with the performance of the parties’ obligations hereunder.
Section 20.    Conflict. In the event that there is a conflict between any provision of this Share Issuance Agreement and the Deferred Payment Agreement, the provisions of the Deferred Payment Agreement shall control.
Section 21.    Governing Law; Jurisdiction.
(a)    This Share Issuance Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
(b)    With respect to all claims, suits, actions, proceedings and other disputes arising out of, in respect of or relating to this Share Issuance Agreement (such claims, suits, actions, proceedings, and other disputes, the “Claims”) each of the parties to this Share Issuance Agreement hereby irrevocably submits to the jurisdiction of the Bankruptcy Court for the District of Delaware or the United States District Court for the District of Delaware, or, if both such Courts are not permitted under applicable Law to exercise jurisdiction with respect to the matter in question then, at the sole election of the Trusts’ Representative, to the jurisdiction of any other federal or state court in the state, county and city of New York, New York (the “Courts”), and each of the parties to this Share Issuance Agreement agrees that any and all Claims may be brought, heard and determined in such Courts.
(c)    Each of the parties to this Share Issuance Agreement agrees that (i) venue shall be proper in such Courts and hereby waives any objection or defense which it may now or hereafter have to the laying of venue in such courts, including any of the foregoing based upon the doctrine of forum non conveniens; and (ii) all process which may be or be required to be served in respect of any such Claim (including any pleading, summons or other paper initiating any such Claim) may be served upon it, which service shall be sufficient for all purposes, in the manner for the provision of notice under Section 18 of the Deferred Payment Agreement and shall be deemed in every respect effective service of process upon such party when so given.
(d)    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS SHARE ISSUANCE AGREEMENT OR ANY OF THE DEFERRED PAYMENT DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SHARE ISSUANCE AGREEMENT AND THE OTHER DEFERRED PAYMENT DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PROVISION.
Section 22.    Specific Performance. Each of the parties hereto acknowledges and agrees that, in the event of any breach of, or any failure to perform, any specific provision of this Share Issuance Agreement, the non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that, subject to Section 7 of each Deferred Payment Agreement, the parties hereto (a) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of any specific provision of this Share Issuance Agreement or to obtain injunctive relief to prevent breaches of any specific provision of this Share Issuance Agreement exclusively in the Courts, (b) shall waive, in any action for specific performance or injunctive relief, the defense of the adequacy of a remedy at law, and (z) shall waive any requirement for the securing or posting of any bond in connection with the obtaining of any such specific performance or injunctive relief. For the avoidance of doubt, the parties agree that the Trusts’ Representative on behalf of each Trust shall be entitled to enforce specifically the terms and provisions of this Share Issuance Agreement to prevent breaches of or enforce compliance with (i) those covenants of the Obligor that require the Obligor to issue the Section 524(g) Shares if the conditions to the Obligor’s obligations to issue such shares as set forth in Section 2 have been satisfied or waived and (ii) the covenants and agreements of the Obligor set forth in Section 5. The Trusts’ Representative’s pursuit of specific performance or injunctive relief at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which the Trusts’ Representative or either Trust may be entitled, including without limitation the right to pursue remedies for liabilities or damages incurred or suffered by the Trusts’ Representative or either Trust.
Section 23.    Complete Agreement. This Share Issuance Agreement, together with the Deferred Payment Agreements, the Parent Guarantees, the Intercreditor Agreement, the Plan of Reorganization and the Confirmation Order, embodies the complete agreement and understanding between the parties hereto in respect of the subject matter hereof and supersedes, preempts and terminates all other prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent relating thereto.
Section 24.    Waivers. Any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Share Issuance Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Share Issuance Agreement. No action taken pursuant to this Share Issuance Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, condition or agreement contained herein.
Section 25.    Execution in Counterparts. This Share Issuance Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including, without limitation, by facsimile or portable document format (.pdf)), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
Section 26.    No Third Party Beneficiaries. There are no third party beneficiaries of this Share Issuance Agreement and nothing in this Share Issuance Agreement, express or implied, is intended to confer on any Entity other than the parties hereto and their respective successors, and assigns, any rights, remedies, obligations or liabilities.
Section 27.    Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Share Issuance Agreement as of the date first above written.

OBLIGOR:	W. R. GRACE & CO. By: /s/MARK A. SHELNITZ Name: Mark A. Shelnitz Title: Vice President, General Counsel and Secretary

TRUST (PI):	WRG ASBESTOS PI TRUST By: /s/LEWIS R. SIFFORD Lewis R. Sifford Title: Trustee By: /s/HARRY HUGE Harry Huge Title: Trustee By: /s/DEAN M. TRAFELET Dean M. Trafelet Title: Trustee
TRUST (PD/ZAI):	WRG ASBESTOS PD TRUST, on behalf of the Holders of the US ZAI PD Claims and the Holders of Asbestos PD Claims By: /s/EDWARD COTTINGHAM Name: Edward Cottingham Class Trustee

TRUSTS’ REPRESENTATIVE:
WRG ASBESTOS PI TRUST,
as representative for the Trusts pursuant to the terms of the Intercreditor Agreement

By: /s/LEWIS R. SIFFORD
    Lewis R. Sifford
    Trustee
By: /s/HARRY HUGE
    Harry Huge
    Trustee
By: /s/DEAN M. TRAFELET
    Dean M. Trafelet
    Trustee

EXHIBIT A
FORM OF ASSUMPTION AGREEMENT

ASSUMPTION AGREEMENT
This Assumption Agreement (the “Assumption Agreement”) is made and entered into as of [•], by and between [W. R. Grace & Co.-Conn., a Connecticut corporation] // [W. R. Grace & Co., a Delaware corporation] (“Grace”), and [•], a [•] (the “Buyer”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the [Purchase Agreement].
BACKGROUND
WHEREAS, Grace, the Buyer and [•] are party to that certain [•] (the “[Purchase Agreement]”), pursuant to which Grace has agreed to [•];
WHEREAS, pursuant to the First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of W. R. Grace & Co., et al., the Official Committee of Asbestos Personal Injury Claimants, the Asbestos PI Future Claimants’ Representative, and the Official Committee of Equity Security Holders as Modified Through December 23, 2010, as filed by Grace and certain of its affiliates in their reorganization cases under chapter 11 of the Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware, and as confirmed by order of that court dated as of January 31, 2011, together with the exhibits and schedules thereto, each as amended, supplemented or otherwise modified from time to time in accordance with its terms (the “Plan”), Grace is party to the contracts listed on Schedule 1 (collectively, the “Contracts”); and
WHEREAS, the transactions contemplated by the Purchase Agreement constitute a “Disposition Transaction” requiring the delivery of this Assumption Agreement under the Contracts.
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:
[Grace hereby assigns and transfers to the Buyer all of Grace’s right, title and interest in the Contracts, free and clear of all [Liens except for Permitted Liens)]. The Buyer hereby accepts the assignment herein and assumes from Grace and agrees to be responsible for the payment, performance and discharge of all liabilities and obligations under or relating to the Contracts.] // [The Buyer hereby acknowledges and agrees that the Contracts remain in full force and effect and that Grace will continue to be responsible for the payment, performance and discharge of all liabilities and obligations under or relating to the Contracts.] // [The Buyer hereby acknowledges and agrees that the [corporation] surviving the [Merger] is subject to and bound by the Contracts, that the Contracts are and will remain in full force and effect and that the [corporation] surviving the [Merger] shall hold all right, title and interest in the Contracts. The Buyer hereby agrees that the [corporation] surviving the [Merger] shall be responsible for the payment, performance and discharge of all liabilities and obligations under or relating to the Contracts; provided, however, that Grace shall not be discharged from, and shall remain liable for, any and all of its duties, liabilities and obligations under the Contracts.]
Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, promptly after the reasonable request of the other party hereto, such further instruments and to take such other action as such other party may reasonably request to more effectively consummate the transactions contemplated by this Assumption Agreement.
In the event of a conflict between the terms and conditions of this Assumption Agreement and the terms and conditions of the [Purchase Agreement], the terms and conditions of this Assumption Agreement shall govern, supersede and prevail.
All questions concerning the construction, validity and interpretation of this Assumption Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
This Assumption Agreement may be executed in one or more counterparts (including by means of telecopied signature pages or signature pages delivery by electronic transmission in portable document format (.pdf)), all of which taken together shall constitute one and the same instrument. This Assumption Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (.pdf), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.
This Assumption Agreement shall be binding on the parties hereto and shall inure to the benefit of the Permitted Holder (as defined in the [Contracts]) regardless of whether such Permitted Holder executes this Assumption Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Assumption Agreement as of the date first above written.

ASSIGNEE: [•] By: [•]	SELLER: [W. R. GRACE & CO.-CONN.] By: [•]
[W. R. GRACE & CO.] By: [•]
[Acknowledged and Agreed:
WRG ASBESTOS PI TRUST By:
WRG ASBESTOS PD TRUST

By:                     ]

Schedule 1
Contracts

1.
Asbestos PI Deferred Payment Agreement, dated as of [•], by and between W. R. Grace & Co.-Conn. and the WRG Asbestos PI Trust, a Delaware statutory trust established pursuant to §524(g) of the Bankruptcy Code in accordance with the Plan, as amended or modified from time to time.

2.	W. R. Grace & Co. Guarantee Agreement (PI), dated as of [•], by and between W. R. Grace & Co. and the WRG Asbestos PI Trust.

3.	Deferred Payment Agreement (Class 7A PD), dated as of [•], by and between W. R. Grace & Co.-Conn. and the WRG Asbestos PD Trust.

4.	W. R. Grace & Co. Guarantee Agreement (Class 7A PD), dated as of [•], by and between W. R. Grace & Co. and the WRG Asbestos PD Trust.

5.	Deferred Payment Agreement (Class 7B ZAI), dated as of [•], by and between W. R. Grace & Co.-Conn. and the WRG Asbestos PD Trust.

6.	W. R. Grace & Co. Guarantee Agreement (Class 7B ZAI), dated as of [•], by and between W. R. Grace & Co. and the WRG Asbestos PD Trust.

7.	Share Issuance Agreement, dated as of [], by and between W. R. Grace & Co., WRG Asbestos PD Trust, and the WRG Asbestos PI Trust.